================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 2)
                             -----------------------

                                NOEL GROUP, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.10 PER SHARE
                         (Title of Class of Securities)

                                    655260107
                                 (CUSIP Number)
                             -----------------------

                                TIMOTHY I. LEVART
                                885 THIRD AVENUE
                               NEW YORK, NY 10022
                            TEL. NO.: (212) 371-3813
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                 MARCH 12, 1998
                      (Date of Event which Requires Filing
                               of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [X].



                               Page 1 of 24 Pages

                                  SCHEDULE 13D


CUSIP NO. 655260107                                           PAGE 2 OF 24 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner Partners
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  WC
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   New York
                                         ------------------------

Number of          (7)  Sole Voting Power    407,400
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  407,400
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  407,400
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  1.98%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                           PAGE 3 OF 24 PAGES
          ---------


(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner Institutional Partners, L.P.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)  X                (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  WC
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    698,600
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  698,600
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  698,600
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  3.39%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                           PAGE 4 OF 24 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner Endowment Partners
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  WC
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   New York
                                         ------------------------

Number of          (7)  Sole Voting Power    220,100
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  220,100
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  220,100
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   1.07%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                           PAGE 5 OF 24 PAGES
          ---------


(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     MHD Management Co.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   New York
                                         ------------------------

Number of          (7)  Sole Voting Power    627,500
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  627,500
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  627,500
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  3.05%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                           PAGE 6 OF 24 PAGES
          ---------


(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     M.H. Davidson & Co.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  WC
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   New York
                                         ------------------------

Number of          (7)  Sole Voting Power    25,900
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  25,900
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  25,900
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   .13%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                           PAGE 7 OF 24 PAGES
          ---------


(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner Advisers Inc.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   New York
                                         ------------------------

Number of          (7)  Sole Voting Power    698,600
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  698,600
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  698,600
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  3.39%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                           PAGE 8 OF 24 PAGES
          ---------


(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner International Ltd.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  WC
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   British Virgin Islands
                                         ------------------------

Number of          (7)  Sole Voting Power    68,200
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  68,200
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  68,200
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  0.33%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

                                 SCHEDULE 13D


CUSIP NO. 655260107                                           PAGE 9 OF 24 PAGES
          ---------


(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner International Advisors, L.L.C.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    68,200
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  68,200
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  68,200
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  0.33%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 10 OF 24 PAGES
          ---------


(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Marvin H. Davidson
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    -
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   1,420,000
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -
Person With                                   -------------------
                  (10)  Shared Dispositive Power  1,420,000
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  1,420,000
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [X]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  6.9%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 11 OF 24 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Thomas L. Kempner, Jr.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF, PF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    --
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   1,420,900
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  --
Person With                                   -------------------
                  (10)  Shared Dispositive Power  1,420,900
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  1,420,900
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [X]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  6.9%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 12 OF 24 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Stephen M. Dowicz
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    -
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   1,420,900
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -
Person With                                   -------------------
                  (10)  Shared Dispositive Power  1,420,900
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  1,420,900
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  6.9%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 13 OF 24 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Scott E. Davidson
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    -
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   1,420,900
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -
Person With                                   -------------------
                  (10)  Shared Dispositive Power  1,420,900
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  1,420,900
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  6.9%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 14 OF 24 PAGES
          ---------


(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Michael J. Leffell
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    -
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   1,420,900
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -
Person With                                   -------------------
                  (10)  Shared Dispositive Power  1,420,900
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  1,420,900
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  6.9%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 15 OF 24 PAGES
          ---------

                  This Amendment No. 2 to Schedule 13D with respect to shares of Common Stock, par value $ .10 per share (the
"Common Stock"), of Noel Group, Inc. (the "Company") originally filed on October 6, 1997, as amended by Amendment
No. 1 dated February 11, 1998 (the "Schedule 13D") amends
Item 5 of the Schedule 13D.

                  The Schedule 13D is hereby amended as follows:

Item 5.  Interest in Securities of the Issuer.


                  The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the Issuer's Form 10-Q filed on November 14, 1997, which disclosed that 20,567,757 shares of Common Stock were outstanding at the close of business on November 13, 1997.

                  As of the close of business on March 12, 1998:


Name of Reporting Party:

 DKP

 (a)      Aggregate Number of Securities Owned                       407,400

          Percentage                                                   1.98%

 (b)      1.       Sole power to vote or to direct
                   the vote                                          407,400

          2.       Shared power to vote or to direct
                   the vote                                              --

          3.       Sole power to dispose or to direct
                   the disposition                                   407,400

          4.       Shared power to dispose of or to
                   direct the disposition                               --

 (c)      Information concerning transactions in
          the Common Stock effected by DKP is set
          forth in Appendix II.

 DKIP

 (a)      Aggregate Number of Securities Owned                       698,600

          Percentage                                                   3.39%

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 16 OF 24 PAGES
          ---------



 (b)      1.       Sole power to vote or to direct
                   the vote                                          698,600

          2.       Shared power to vote or to direct
                   the vote                                              --

          3.       Sole power to dispose or to direct
                   the disposition                                   698,600

          4.       Shared power to dispose of or to
                   direct the disposition                                --

 (c)      Information concerning transactions
          in the Common Stock effected by DKIP is
          set forth in Appendix II.

 DKEP

 (a)      Aggregate Number of Securities Owned                       220,100

          Percentage                                                   1.07%

 (b)      1.       Sole power to vote or to direct
                   the vote                                          220,100

          2.       Shared power to vote or to direct
                   the vote                                              --

          3.       Sole power to dispose or to direct
                   the disposition                                   220,100

          4.       Shared power to dispose of or to
                   direct the disposition                                --

 (c)      Information concerning transactions
          in the Common Stock effected by DKEP is
          set forth in Appendix II.

 MHD Management Co.

 (a)      Aggregate Number of Securities Owned                       627,500

 (b)      Percentage                                                   3.05%

          1.       Sole power to vote or to direct
                   the vote                                          627,500

          2.       Shared power to vote or to direct
                   the vote                                              --

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 17 OF 24 PAGES
          ---------



          3.       Sole power to dispose or to direct
                   the disposition                                   627,500

          4.       Shared power to direct the
                   disposition                                            --

 M.H. Davidson & Co.

 (a)      Aggregate Number of Securities Owned                        25,900

 (b)      Percentage                                                    .13%

          1.       Sole power to vote or to direct
                   the vote                                           25,900

          2.       Shared power to vote or to direct
                   the vote                                               --

          3.       Sole power to dispose or to direct
                   the disposition                                    25,900

          4.       Shared power to direct the
                   disposition                                            --

 (c)      Information concerning transactions
          in the Common Stock effected by M.H. Davidson
          & Co. is set forth in Appendix II.

 Davidson Kempner Advisers Inc.

 (a)      Aggregate Number of Securities Owned                       698,600

 (b)      Percentage                                                   3.39%

          1.       Sole Power to vote or to direct
                   the vote                                          698,600

          2.       Shared Power to vote or to direct
                   the vote                                              --

          3.       Sole power to dispose or to direct
                   the dispositions                                  698,600

          4.       Shared power to direct the
                   disposition                                           --

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 18 OF 24 PAGES
          ---------



 Davidson Kempner International Ltd.

 (a)      Aggregate Number of Securities Owned                        68,200

 (b)      Percentage                                                    .33%

          1.       Sole power to vote or to direct
                   the vote                                           68,200

          2.       Shared power to vote or to direct
                   the vote                                               --

          3.       Sole power to dispose or to direct
                   the disposition                                    68,200

          4.       Shared power to direct the
                   disposition                                            --

 (c)      Information concerning transactions
          in the Common Stock effected by DKIL
          is set forth in Appendix II.


 DKIA

 (a)      Aggregate Number of Securities Owned                        68,200

 (b)      Percentage                                                    .33%

          1.       Sole power to vote or to direct
                   the vote                                           68,200

          2.       Shared power to vote or to direct
                   the vote                                               --

          3.       Sole power to dispose or to direct
                   the disposition                                    68,200

          4.       Shared power to direct the
                   disposition                                            --

 Marvin H. Davidson

 (a)      Aggregate Number of Securities Owned                     1,420,200

 (b)      Percentage                                                    6.9%

          5.       Sole Power to vote or to direct
                   the vote                                               --

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 19 OF 24 PAGES
          ---------



          6.       Shared Power to vote or to direct
                   the vote                                         1,420,200

          7.       Sole power to dispose or to direct
                   the dispositions                                        --

          8.       Shared power to direct the
                   disposition                                      1,420,200

 Thomas L. Kempner, Jr.

 (a)      Aggregate Number of Securities Owned                      1,420,900*/


 (b)      Percentage                                                      6.9%

          1.       Sole Power to vote or to direct
                   the vote                                                --

          2.       Shared Power to vote or to direct
                   the vote                                         1,420,900

          3.       Sole power to dispose or to direct
                   the disposition                                         --

          4.       Shared power to direct the
                   disposition                                      1,420,900

 Stephen M. Dowicz

 (a)      Aggregate Number of Securities Owned                      1,420,900*/

 (b)      Percentage                                                      6.9%

          1.       Sole Power to vote or to direct
                   the vote                                                --

          2.       Shared Power to vote or to direct
                   the vote                                         1,420,900

--------
*/ Includes 700 shares held by the M.H. Davidson & Co., Inc. 401(k) Plan, of which Messrs. Kempner, Leffell, Dowicz and Scott Davidson are the Trustees. Each of Messrs. Kempner, Leffell, Dowicz and Scott Davidson disclaims beneficial ownership of such shares except to the extent of such persons interest in such 401(k) Plan.

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 20 OF 24 PAGES
          ---------



          3.       Sole power to dispose or to direct
                   the disposition                                         --

          4.       Shared power to direct the
                   disposition                                      1,420,900

 Scott E. Davidson

 (a)      Aggregate Number of Securities Owned                      1,420,900*/

 (b)      Percentage                                                      6.9%

          1.       Sole Power to vote or to direct
                   the vote                                                --

          2.       Shared Power to vote or to direct
                   the vote                                         1,420,900

          3.       Sole power to dispose or to direct
                   the disposition                                         --

          4.       Shared power to direct the
                   disposition                                      1,420,900

 Michael J. Leffell

 (a)      Aggregate Number of Securities Owned                      1,420,900*/

 (b)      Percentage                                                      6.9%

          1.       Sole Power to vote or to direct
                   the vote                                                --

          2.       Shared Power to vote or to direct
                   the vote                                         1,420,900

          3.       Sole power to dispose or to direct
                   the disposition                                         --

          4.       Shared power to direct the
                   disposition                                      1,420,900

--------
*/ Includes 700 shares held by the M.H. Davidson & Co., Inc. 401(k) Plan, of which Messrs. Kempner, Leffell, Dowicz and Scott Davidson are the Trustees. Each of Messrs. Kempner, Leffell, Dowicz and Scott Davidson disclaims beneficial ownership of such shares except to the extent of such persons interest in such 401(k) Plan.

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 21 OF 24 PAGES
          ---------


                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 16, 1998


                                            DAVIDSON KEMPNER PARTNERS
                                              By MHD Management Co., its
                                              general partner


                                            By: /s/ Thomas L. Kempner, Jr
                                            -----------------------------
                                            Thomas L. Kempner, Jr.
                                            General Partner


                                            DAVIDSON KEMPNER INSTITUTIONAL
                                            PARTNERS, L.P.
                                              By Davidson Kempner Advisers
                                              Inc., its general partner


                                            By: /s/ Thomas L. Kempner, Jr
                                            -----------------------------
                                            Thomas L. Kempner, Jr.
                                            Secretary

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 22 OF 24 PAGES
          ---------




                                            DAVIDSON KEMPNER ENDOWMENT PARTNERS
                                              By MHD Management Co., its
                                              general partner


                                            By: /s/ Thomas L. Kempner, Jr
                                            -----------------------------
                                            Thomas L. Kempner, Jr.
                                            General Partner


                                            MHD MANAGEMENT CO.


                                            By: /s/ Thomas L. Kempner, Jr
                                            -----------------------------
                                            Thomas L. Kempner, Jr.
                                            General Partner


                                            DAVIDSON KEMPNER ADVISERS INC.


                                            By: /s/ Thomas L. Kempner, Jr
                                            -----------------------------
                                            Thomas L. Kempner, Jr.
                                            Secretary


                                            DAVIDSON KEMPNER INTERNATIONAL LTD.

                                               By Davidson Kempner
                                               International
                                               Advisors, LLC


                                            By: /s/ Thomas L. Kempner, Jr
                                            -----------------------------
                                            Thomas L. Kempner, Jr.
                                            A Managing Member


                                            DAVIDSON KEMPNER INTERNATIONAL
                                            ADVISORS, LLC


                                            By: /s/ Thomas L. Kempner, Jr
                                            -----------------------------
                                            Thomas L. Kempner, Jr.
                                            A Managing Member

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 23 OF 24 PAGES
          ---------


                                            /s/ Marvin H. Davidson
                                            ----------------------
                                            Marvin H. Davidson


                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------
                                            Thomas L. Kempner, Jr.


                                            /s/ Stephen M. Dowicz
                                            ---------------------
                                            Stephen M. Dowicz


                                            /s/ Scott E. Davidson
                                            ---------------------
                                            Scott E. Davidson


                                            /s/ Michael J. Leffell
                                            ----------------------
                                            Michael J. Leffell

                                  SCHEDULE 13D


CUSIP NO. 655260107                                          PAGE 24 OF 24 PAGES
          ---------


                                   APPENDIX II

                                Noel Group, Inc.
                              Transaction Schedule
                 For the sixty-day period ending March 12, 1998


                                                              Where/How
                               Price/                        Transaction
     Date       Quantity       Share ($)       Buy/Sell       Affected
     ----       --------       ---------       --------      -----------
   2/04/98        5,000          3.50            Buy         Open Market
   2/17/98        5,000          3.50            Buy         Open Market
   2/18/98       10,000          3.50            Buy         Open Market
   2/19/98       17,900          3.50            Buy         Open Market
   2/24/98        5,000          3.28125         Buy         Open Market
   2/25/98        7,000          3.43750         Buy         Open Market
   2/27/98        4,000          3.43750         Buy         Open Market
   3/10/98       10,000          3.375           Buy         Open Market
   3/12/98       50,000          3.25            Buy         Open Market
   3/12/98      120,000          3.4375          Buy         Open Market